Exhibit 4.3

COMPLETION GUARANTY

THIS COMPLETION GUARANTY ("Guaranty") is made as of August 14, 2015, by THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership ("Guarantor”) in favor of PNC BANK, NATIONAL ASSOCIATION ("Administrative Agent"), for itself and for the benefit of the lenders from time to time party to the Loan Agreement (as defined below) (each a "Lender" and collectively, "Lenders").

R E C I T A L S

A.
Pursuant to the terms of that certain Building Loan Agreement, of even date herewith, by and among TRG IMP LLC, a Delaware limited liability company ("Borrower"), Administrative Agent and Lenders (as the same may be amended, modified, supplemented or replaced from time to time, the "Loan Agreement"), Lenders have agreed to loan to Borrower the principal sum of Three Hundred Thirty Million Eight Hundred Ninety Thousand and 00/100 Dollars ($330,890,000.00) ("Loan") for the purposes specified in the Loan Agreement.

B.
The Loan Agreement provides that the Loan is evidenced by one or more promissory notes, executed by Borrower, one payable to the order of each Lender, in the aggregate principal amount of the Loan (as each may be amended, modified, supplemented or replaced from time to time, "Note"). The Loan is further evidenced and secured by certain other documents described in the Loan Agreement as Loan Documents.

C.
The Note is secured by, among other things, a Leasehold Mortgage. Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of even date herewith, executed by Borrower, as Mortgagor, for the benefit of Administrative Agent, for itself and for the benefit of Lenders, as Mortgagee (as the same may be amended, modified, supplemented or replaced from time to time, "Security Instrument").

D.	The real property which is the subject of the Security Instrument is referred to hereinafter as the "Property".

E.
The Loan Agreement, the Security Instrument, the Note, and those other documents described in the Loan Agreement as Loan Documents, together with all modifications, extensions, renewals and amendments thereto, are collectively referred to hereinafter as the "Loan Documents". This Guaranty is not one of the Loan Documents.

F.	Guarantor is an indirect owner of Borrower and/or will benefit from the Loan to be made by Lender to Borrower.

THEREFORE, to induce Administrative Agent and Lenders to enter into the Loan Agreement and to induce the Lenders to make the Loan, and in consideration thereof, Guarantor unconditionally, absolutely and irrevocably guarantees and agrees as follows:

1.	GUARANTY. Guarantor hereby unconditionally, absolutely and irrevocably guarantees:

1.1
the full, complete and punctual observance, performance and satisfaction of all of the obligations, duties, covenants and agreements of Borrower under the Loan Agreement and the other Loan Documents with respect to the construction of the Improvements for the Project (excluding improvements to be constructed by Anchor or other tenants) and related improvements which are required to be either constructed or installed by Borrower, free of any claim for mechanics’, materialmen’s or any other liens, substantially in accordance with (1) all Requirements of Law, (2) the Plans and Specifications, the Property Documents and the Construction Agreement and (3) the time period and other requirements set forth in the Loan Documents, including, without limitation, the following:

(i) To perform, complete and pay for (or cause to be performed, completed and paid for) the construction of the Improvements and to pay all costs of said construction of the Improvements (including any and all cost overruns and interest on the Loan during construction) and all other costs associated with the Project (including, without limitation, the costs of any Architect’s and engineers’ fees and amounts payable under the Construction Agreement and related subcontracts) if Borrower shall fail beyond any applicable notice and cure periods to perform, complete or pay for such work, including any sums expended in excess of the amount of indebtedness incurred by Borrower under the Loan Agreement or with respect to the Loan, whether or not the construction of the Improvements is actually completed;

ii) If Administrative Agent exercises its right under Section 11.4 of the Loan Agreement to take possession of the Project and complete the construction of the Improvements, to reimburse Lenders and Administrative Agent for all costs and expenses incurred by Lenders and Administrative Agent in excess of the applicable Disbursement Budget line items therefor (if any) in so taking possession of the Project and completing the construction of the Improvements pursuant to the Plans and Specifications;

(iii) If any mechanics’ or materialmen’s liens should be filed, or should attach, with respect to the Project by reason of the construction of the Improvements, to immediately cause the removal of such liens, or post security against the consequences of their possible foreclosure or procure an endorsement(s) to the title policy insuring Lenders against the consequences of the foreclosure or enforcement of such lien(s); and

(iv) To pay the premiums for all policies of insurance required to be furnished by Borrower pursuant to the Loan Agreement during the construction of the Improvements if such premiums are not paid by Borrower in the time periods (plus any grace period) when such payments are required to be made.

1.2	Borrower’s obligation to keep the Loan In Balance and the full and prompt payment of all cost overruns and other sums incurred in the construction of the Project or otherwise; and

1.3	the full and prompt payment of any enforcement costs as hereinafter described in Section 11.2 hereof.

All obligations described in subsections 1.1, 1.2 and 1.3 of this Section 1 are referred to herein as the “Obligations.”

2.
OBLIGATIONS OF GUARANTOR UPON DEFAULT BY BORROWER; REMEDIES. In the event of any default by Borrower in the performance of the Obligations and the expiration of any applicable cure or grace period, Guarantor agrees, on demand by Administrative Agent (which demand may be made concurrently with notice to Borrower that Borrower is in default of its obligations), to perform all the Obligations. Guarantor may request and receive Loan proceeds which are available for such purpose upon complying with all conditions precedent to borrowing required by the Loan Agreement. Administrative Agent shall have the right, at its option, either before, during or after commencing foreclosure or sale proceedings, as the case may be, and before, during or after pursuing any other right or remedy against Borrower or Guarantor, to perform any and all of the Obligations by or through any agent, contractor or subcontractor of its selection, all as Administrative Agent in its sole discretion deems proper, and Guarantor shall indemnify and hold Administrative Agent and Lenders free and harmless from and against any and all loss, damage, cost, expense, injury, or liability Administrative Agent and Lenders may suffer or incur in connection with the exercise of their rights under this Guaranty or the performance of the Obligations. Furthermore, neither Administrative Agent nor Lenders shall have any obligation to protect or insure any collateral for the Loan, nor shall Lenders have any obligation to perfect its security interest in any collateral for the Loan.

During the course of any construction of the Improvements undertaken by Administrative Agent, Lenders or any other party on behalf of Administrative Agent or Lenders in accordance with the terms of this Guaranty, Guarantor shall pay on demand any amounts due to contractors, subcontractors, and material suppliers and for permits and licenses necessary in connection therewith (subject to Guarantor’s right to receive Loan proceeds for such purpose upon complying with all conditions precedent for borrowing contained in the Loan Agreement). Guarantor’s obligations in connection with such work shall not be affected by any errors or omissions of Contractor or Architect, Lenders’ or Administrative Agent’s consulting architect, or any subcontractor or agent or employee of any of the foregoing in the design, supervision, and performance of the work; it being understood that such risk is assumed by Guarantor. Neither the completion of the construction of the Improvements nor failure of said party to complete the construction of the Improvements shall relieve Guarantor of any liabilities hereunder; rather, such liability shall be continuing and may be enforced by Administrative Agent and/or Lenders to the end that the construction of the Improvements shall be timely completed, lien-free, without loss, cost, expense, injury or liability of any kind to Administrative Agent or Lenders.

All of the remedies set forth herein and/or provided for in any of the Loan Documents or at law or in equity shall be available to Administrative Agent and Lenders, and the choice by Administrative Agent or Lenders of one such alternative over another shall not be subject to question or challenge by Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by Lenders to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude Administrative Agent or Lenders from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies hereinabove specified in part because they recognize that the choice of remedies in the event of a failure hereunder will necessarily be and should properly be a matter of good faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Lenders at the lowest cost to Borrower and/or Guarantor. It is the intention of the parties that such good faith choice by Administrative Agent or Lenders be given conclusive effect regardless of such subsequent developments.

3.
RIGHTS OF ADMINISTRATIVE AGENT AND LENDERS. Guarantor authorizes Administrative Agent and Lenders, as applicable, without giving notice to Guarantor or obtaining Guarantor's consent and without affecting the liability of Guarantor, from time to time to: (a) approve modifications to the Plans and Specifications so long as such modifications do not materially increase the cost of constructing the Improvements nor materially increase the time necessary to complete the Improvements; (b) change the terms or conditions of disbursement of the Loan so long as such changes do not materially interfere with Borrower's ability to construct the Improvements as and when required under the Loan Agreement; (c) renew, modify or extend all or any portion of Borrower's obligations under the Note or any of the other Loan Documents and any obligations under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender; (d) declare all sums owing to Administrative Agent or any Lender under the Note or any of the other Loan Documents and any obligations under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender, due and payable upon the occurrence and during the continuance of a Default under the Loan Documents or an Event of Default as defined in any Swap Agreement between Borrower and Administrative Agent or any Lender; (e) make non-material changes in the dates specified for payments of any sums payable in periodic installments under the Note or any of the other Loan Documents; (f) otherwise modify the terms of any of the Loan Documents or any Swap Agreement between Borrower and Administrative Agent or any Lender; (g) take and hold security for the performance of Borrower's obligations under the Note or the other Loan Documents and any obligations under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender, and exchange, enforce, waive, subordinate and release any such security in whole or part; (h) apply such security and direct the order or manner of sale thereof as Administrative Agent in its discretion may determine; (i) release, substitute or add any one or more endorsers of the Note or guarantors of Borrower's obligations under the Note or the other Loan Documents or any obligations under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender; (j) apply payments received by Administrative Agent, for its benefit and the benefit of Lenders, from Borrower to any obligations of Borrower to Administrative Agent or any Lender, in such order as Administrative Agent shall determine in its sole discretion, whether or not any such obligations are covered by this Guaranty; (k) assign this Guaranty in whole or in part in connection with an assignment of the other Loan Documents pursuant to the terms and conditions of the Loan Agreement; and (l) assign, transfer or negotiate all or any part of the indebtedness guaranteed by this Guaranty in connection with an assignment of the other Loan Documents pursuant to the terms and conditions of the Loan Agreement.

4.
GUARANTOR'S WAIVERS. Guarantor waives: (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment and performance of those obligations of Borrower which are guaranteed hereunder; (b) any defense based upon any lack of authority of the officers, directors, partners, managers, members or agents acting or purporting to act on behalf of Borrower, Guarantor or any principal of Borrower or Guarantor, any defect in the formation of Borrower, Guarantor or any principal of Borrower or Guarantor; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Administrative Agent and Lenders or intended or understood by Administrative Agent and Lenders or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by Administrative Agent and Lenders, even though that election of remedies (such as a nonjudicial foreclosure, if available and/or permitted, with respect to security for a guaranteed obligation) has or may have destroyed Guarantor's rights of subrogation and reimbursement against the principal by the operation of any applicable state law or otherwise; (e) any defense based upon Administrative Agent’s or any Lender's failure to disclose to Guarantor any information concerning Borrower's financial condition or any other circumstances bearing on Borrower's ability to pay and perform its obligations under the Note or any of the other Loan Documents and any obligations under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender, or upon the failure of any other principals of Borrower to guaranty the Loan or any obligations under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Administrative Agent’s or any Lender's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Administrative Agent or any Lender may have against Borrower and any right to participate in, or benefit from, any security for the Note or the other Loan Documents or any obligations under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender now or hereafter held by any Lender, until the Loan is repaid; (j) presentment, demand, protest and notice of any kind; (k) the benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof; (l) any right or claim of right to cause a marshalling of any of the Borrower's assets or the assets of any other party now or hereafter held as security for Borrower's obligations; and (m) any exemption of disposable earnings from attachment or garnishment under any applicable law. Guarantor further waives any and all rights and defenses that Guarantor may have because Borrower's debt is secured by real property; this means, among other things, that: (1) Administrative Agent and Lenders may collect from Guarantor and enforce this Guaranty without first foreclosing on any real or personal property collateral pledged by Borrower; (2) if Administrative Agent forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Administrative Agent and Lenders may collect from Guarantor even if Administrative Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower's debt is secured by real property. These rights and defenses being waived by Guarantor include, but are not limited to, any rights or defenses based upon deficiency limitation or anti-deficiency, redemption or other similar rights, if any. Without limiting the generality of the foregoing or any other provision hereof, Guarantor further expressly waives, to the extent permitted by law, any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Guarantor under applicable law, until the Loan is repaid. Finally, Guarantor agrees that the payment or performance of any act which tolls any statute of limitations applicable to the Note or any of the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor's liability hereunder.

5.
GUARANTOR'S WARRANTIES. Guarantor warrants, represents, covenants and acknowledges to Administrative Agent and Lenders that, as of the date hereof: (a) Lenders would not make the Loan nor enter into any Swap Agreement with the Borrower but for this Guaranty; (b) Guarantor has reviewed all of the terms and provisions of the Loan Agreement, any Swap Agreement between Borrower and Administrative Agent or any Lender, Plans and Specifications and the other Loan Documents; (c) there are no conditions precedent to the effectiveness of this Guaranty and this Guaranty shall be in full force and effect and binding on Guarantor regardless of whether Administrative Agent or any Lender obtains other collateral or any other guaranties or takes any other action contemplated by Guarantor; and (d) Guarantor has established adequate means of obtaining from sources other than Administrative Agent and Lenders, on a continuing basis, financial and other information pertaining to Borrower's financial condition, the Property and Borrower's activities relating thereto and the status of Borrower's performance of obligations under the Loan Documents and any Swap Agreement with Administrative Agent or any Lender, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder, and neither Administrative Agent nor any Lender has made a representation to Guarantor as to any such matters. Guarantor further warrants, represents, covenants and acknowledges to Administrative Agent and Lenders that: (1) the most recent financial statements of Guarantor heretofore or hereafter delivered to Administrative Agent are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied (or otherwise in form consistent with the financial statements required to be delivered under the Taubman Credit Facility), fairly and accurately represent the financial condition of Guarantor as of the respective dates thereof, and no Material Adverse Change has occurred in the financial condition of Guarantor since the respective dates thereof; (2) Guarantor has not and will not, without the prior written consent of Administrative Agent, sell, lease, assign, encumber, pledge, hypothecate, mortgage, transfer or otherwise dispose of all or substantially all of Guarantor's assets, other than in the ordinary course of Guarantor's business; and (3) Guarantor is not and will not be, as a consequence of the execution and delivery of this Guaranty, impaired or rendered "insolvent", as that term is defined in Section 101 of the Federal Bankruptcy Code, or otherwise rendered unable to pay Guarantor's debts as the same mature and will not have thereby undertaken liabilities in excess of the present fair value of Guarantor's assets. Notwithstanding the foregoing, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

6.
SUBORDINATION. Guarantor subordinates all present and future indebtedness owing by Borrower or, following the occurrence of a Default, by any other guarantor under any guaranty or indemnity of the Loan or an Event of Default under, and defined in, any Swap Agreement between Borrower and Administrative Agent or any Lender, to Guarantor to the obligations at any time owing by Borrower to Administrative Agent and Lenders under the Note and the other Loan Documents and the Other Related Documents or under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender until the Loan is repaid; provided, however, the foregoing shall not be deemed to prohibit any distribution or any payments on such indebtedness made by Borrower to Guarantor while no Default exists under the Loan. Guarantor agrees to make no claim for such indebtedness until all obligations of Borrower under the Note and the other Loan Documents and under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender have been fully discharged. Guarantor further agrees not to assign all or any part of such indebtedness unless Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Guaranty.

7.
BANKRUPTCY OF BORROWER. In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against Borrower relating to any indebtedness of Borrower to Guarantor and shall assign to Administrative Agent all rights of Guarantor thereunder. Administrative Agent or Administrative Agent’s nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Administrative Agent, for its benefit and the benefit of Lenders, the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Administrative Agent all of Guarantor's rights to any such payments or distributions; provided, however, Guarantor's obligations hereunder shall not be satisfied except to the extent that Administrative Agent receives cash by reason of any such payment or distribution. If Administrative Agent receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty. If all or any portion of the obligations guaranteed hereunder are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Administrative Agent as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) full payment and performance of all of the indebtedness and obligations evidenced and secured by the Loan Documents and under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender.

8.
ADDITIONAL, INDEPENDENT AND UNSECURED OBLIGATIONS. This Guaranty is a continuing guaranty of payment and performance and not of collection. This Guaranty cannot be revoked by Guarantor and shall continue to be effective with respect to any indebtedness referenced in Section 1 hereof arising or created after any attempted revocation hereof or after the death of Guarantor (if Guarantor is a natural person, in which event this Guaranty shall be binding upon Guarantor's estate and Guarantor's legal representatives and heirs). The obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This Guaranty is independent of the obligations of Borrower under the Note, the other Loan Documents and under or in connection with any Swap Agreement between Borrower and Administrative Agent or any Lender, and the Security Instrument. Administrative Agent may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Borrower or any other party or joining Borrower or any other party as a party to such action. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

9.
CREDIT REPORTS. Each legal entity and individual obligated on this Guaranty hereby authorizes Administrative Agent or any Lender to order and obtain, from a credit reporting agency of Administrative Agent’s or such Lender's choice, a third party credit report on such legal entity and individual.

10.
ENFORCEABILITY. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Lenders’ consideration for entering into this transaction and any Swap Agreement between Borrower and Administrative Agent or any Lender, Lenders have specifically bargained for the waiver and relinquishment by Guarantor of all such defenses, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Administrative Agent and Lenders that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Lenders, and that Lenders are induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

11.	MISCELLANEOUS.

11.1
Notices. All notices, demands, or other communications under this Guaranty and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change from time to time by written notice to all other parties to this Guaranty). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid, except that notice of Default may be sent by certified mail, return receipt requested, charges prepaid. Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise upon delivery or refusal; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Guarantor:
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
c/o The Taubman Company
200 East Long Lake Road
Suite 300
Bloomfield Hills, MI 48304
Attention: Treasurer

200 East Long Lake Road
Suite 300
Bloomfield Hills, MI 48304
Attention: General Counsel

With a copy to:	Honigman Miller Schwartz and Cohn LLP 39400 Woodard Avenue, Suite 101 Bloomfield Hills, MI 48304 Attention: Martin L. Katz
Administrative Agent:	PNC Bank, National Association 755 West Big Beaver Suite 2400 Troy, Michigan 48084 Attention: David C. Drouillard Facility #: 0010674168
With a copy to:	PNC Real Estate 500 First Avenue 4th Fl Pittsburgh, PA 15219 Attention: Kate Lorenzato Facility #: 0010674168

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove. Guarantor shall forward to Administrative Agent, without delay, any notices, letters or other communications delivered to Guarantor naming Administrative Agent or any Lender or the "Construction Lender" or any similar designation as addressee.

11.2
Attorneys' Fees and Expenses; Enforcement. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Guaranty, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding or in connection with any appeal of a lower court decision, then Guarantor shall promptly pay to Administrative Agent, for its benefit and the benefit of Lenders, upon demand, the amount of all reasonable attorneys' fees and expenses and all reasonable costs incurred in connection therewith, including all trial and appellate proceedings in any legal action, suit, bankruptcy or other proceeding, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified therein; provided, however, notwithstanding the foregoing, Guarantor’s obligation to pay attorneys’ fees shall be limited to the reasonable fees, charges and disbursements of (A) one external counsel for the Administrative Agent, (B) one external counsel for all of the Lenders, and (C) any local counsel and/or foreign counsel if appropriate in Administrative Agent’s reasonable discretion. Notwithstanding anything contained in this Guaranty to the contrary, (i) Administrative Agent shall act on behalf of all Lenders with respect to the enforcement of any and all rights and remedies of Administrative Agent and Lenders under this Guaranty and the other Loan Documents, and (ii) Guarantor shall not be responsible for any enforcement costs or expenses under this Section 11.2 in the event Guarantor is the prevailing party in any such action.

11.3
Taxes. Taxes on account of payments made pursuant to this Guaranty shall be paid by Guarantor as required by Section 13.15 of the Loan Agreement (with the understanding and agreement of Guarantor that, for purposes hereof, Guarantor shall have the same payment and reimbursement obligations as the Borrower under Section 13.15 even though Guarantor is not specifically referenced in Section 13.15, and by accepting the benefits hereof, each Lender agrees that it will comply with Section 13.15 of the Loan Agreement); provided, however, Guarantor is not obligated to pay (i) gross up Taxes as contemplated by 13.15 of the Loan Agreement to the extent a Lender becomes a Lender without Borrower consent or (ii) duplicate Taxes if such Taxes are already paid by Guarantor pursuant to another provision of this Guaranty.

11.4
No Waiver. No previous waiver and no failure or delay by Administrative Agent or any Lender in acting with respect to the terms of the Note or this Guaranty shall constitute a waiver of any breach, default, or failure of condition under the Note or this Guaranty or the obligations secured thereby. A waiver of any term of the Note or this Guaranty or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.

11.5
Loan Sales and Participation; Disclosure of Information. Subject to, and in accordance with, the terms and conditions of the Loan Agreement, Guarantor agrees that Lenders may elect, at any time, to sell, assign or grant participation in all or any portion of Lenders’ rights and obligations under the Loan Documents and this Guaranty, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities ("Participant"). Guarantor further agrees that Lenders may disseminate (on a confidential basis) to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lenders with respect to: (a) the Property and Improvements and their operation; (b) any party connected with the Loan including, without limitation, Borrower, any partner, shareholder, joint venturer, manager or member of Borrower, any constituent partner, shareholder, joint venturer, manager or member of Borrower, any Guarantor, and any other guarantor); and/or (c) any lending relationship other than the Loan which Lenders may have with any party connected with the Loan. In the event of any such sale, assignment or participation, Lenders and the parties to such transaction shall share in the rights and obligations of Lenders as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, Guarantor further agrees that this Guaranty shall be sufficient evidence of the obligations of Guarantor to each purchaser, assignee, or participant, and upon written request by Lenders, Guarantor shall consent to such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation; provided, however, none of the foregoing shall increase any obligations or liabilities, or decrease any rights, of Guarantor.

Anything in this Guaranty to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Guaranty, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such lender from its obligations thereunder.

11.6
Waiver of Right to Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE STATE LAW, EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS (IN EACH CASE, AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT OF LENDERS TO MAKE THE LOAN TO BORROWER.

11.7
Severability. If any provision or obligation under this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Guaranty and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of this Guaranty.

11.8
Heirs, Successors and Assigns. Except as otherwise expressly provided under the terms and conditions herein, the terms of this Guaranty shall bind and inure to the benefit of the heirs, executors, administrators, nominees, successors and assigns of the parties hereto.

11.9	Time. Time is of the essence of each and every term herein.

11.10
Governing Law And Consent To Jurisdiction. This Guaranty and any claim, controversy or dispute arising under or related to this Guaranty, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by, and construed and enforced in accordance with, the laws of New York without regard to any conflicts of law principles, except to the extent preempted by federal laws. Guarantor and all persons and entities in any manner obligated to Lenders under the Loan Documents or Other Related Documents consent to the jurisdiction of any federal or state court within New York having proper venue and also consent to service of process by any means authorized by New York or federal law.

11.11
Survival. This Guaranty shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Administrative Agent or any Lender under the Security Instrument or any of the other Loan Documents, including without limitation any foreclosure or deed in lieu thereof.

11.12	Joint and Several Liability. THE LIABILITY OF THE GUARANTOR HEREUNDER SHALL BE JOINT AND SEVERAL WITH THE BORROWER.

11.13	Headings. All article, section or other headings appearing in this Guaranty are for convenience of reference only and shall be disregarded in construing this Guaranty.

11.14	Defined Terms. Unless otherwise defined herein, capitalized terms used in this Guaranty shall have the meanings attributed to such terms in the Loan Agreement.

11.15
Rules Of Construction. The word "Borrower" as used herein shall include both the named Borrower and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Note and the other Loan Documents. The term "person" as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Guaranty is executed by more than one person, the term "Guarantor" shall include all such persons. The words “Administrative Agent” and "Lender" as used herein shall include Administrative Agent, and Lender and their respective successors, assigns and affiliates, as applicable.

11.16
Use Of Singular And Plural; Gender. When the identity of the parties or other circumstances make it appropriate, the singular number includes the plural, and the masculine gender includes the feminine and/or neuter.

11.17	Exhibits, Schedules And Riders. All exhibits, schedules, riders and other items attached hereto are incorporated into this Guaranty by such attachment for all purposes.

11.18
Integration; Interpretation. This Guaranty contains the entire agreement of the parties with respect to the matters contemplated hereby and supersedes all prior negotiations or agreements, written or oral. This Guaranty shall not be modified except by written instrument executed by all parties. Without limiting the waivers and authorizations set forth in Sections 3 and 4 of this Guaranty, such waivers and authorizations do not limit or affect any rights or obligations of Borrower under the Loan Documents.

11.19
Electronic Document Deliveries. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, Guarantor shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Guarantor with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. For avoidance of doubt, this provision doesn’t apply to any notices required to be delivered from Guarantor to Administrative Agent or a Lender or from Administrative Agent or a Lender to Guarantor pursuant to this Guaranty unless otherwise agreed to by Guarantor and Administrative Agent (provided, however, except as otherwise set forth in clause (B) above, the foregoing shall not limit Administrative Agent from delivering to a Borrower or Lender copies of any such notices by electronic communication and delivery in accordance with this Section 11.19 to the extent such notices are required to be delivered to a Borrower or Lender).

11.20
Limitation of Liability. Except to the extent any guaranteed obligations set forth herein are special, indirect, consequential or punitive damages, to the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty or any of the Loan Documents, or any of the transactions contemplated by this Guaranty, the Loan Agreement or any of the other Loan Documents.

11.21
Partner Exculpation. Notwithstanding anything hereinabove or in any of the other Loan Documents executed by Guarantor to the contrary, no constituent partner, shareholder or member in Guarantor (referred to together with its successors and assigns as “Constituent Partners”) shall have any liability for any of Borrower’s or Guarantor’s indebtedness, representations, warranties, promises or any other matters whatsoever under this Guaranty or any of the other Loan Documents so long as such Constituent Partners are not a Guarantor or Borrower.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date appearing on the first page of this Guaranty.

GUARANTOR:

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership

By: /s/ Simon Leopold
Name: Simon Leopold
Title: Authorized Signatory